Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes which are filed as Exhibit 99.4 to our Current Report on Form 8-K/A. Some of the information contained in this discussion and analysis or set forth elsewhere in this Form 8-K/A, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in “Risk Factors” filed as Exhibit 99.3 to our Current Report on Form 8-K dated March 7, 2023, Our actual results could differ materially from the results described in or implied by these forward-looking statements.

Overview

We are a clinical stage cell therapy company focused on utilizing our proprietary macrophage and monocyte cell engineering platform to develop transformative immunotherapies to treat cancer and other serious diseases. We have created a comprehensive cell therapy platform to enable the therapeutic use of engineered macrophages and monocytes, which belong to a subgroup of white blood cells called myeloid cells. Macrophages and monocytes are part of the innate immune system and can detect and degrade harmful substances through a process referred to as phagocytosis, in which the harmful substance is engulfed and destroyed and in turn leads to the activation of a broad immune response.

To harness the powerful immunologic functions of macrophages against cancer, we have developed a proprietary Chimeric Antigen Receptor Macrophage, or CAR-M, platform technology. Chimeric antigen receptors, or CARs, are synthetically engineered receptors that are designed to bestow immune cells with the ability to target specific antigens on the surface of cancer cells. By introducing CARs into macrophage and monocyte cells, we aim to redirect their potent innate immune functions against cancer. Our CAR-M platform technology incorporates proprietary tumor targeting constructs, vectors to deliver CARs to macrophages and monocytes and novel manufacturing processes. Our CAR-M therapeutics are designed to infiltrate the solid tumor microenvironment, kill cancer cells via targeted phagocytosis, and activate other immune cells, such as T-cells, to initiate a robust anti-tumor immune response.

Our lead product candidate CT-0508, the first CAR-M to be evaluated in a human clinical trial, is an ex vivo autologous cell therapy product candidate, wherein immune cells from blood drawn from a patient are engineered outside of the body and reinfused into the same patient. CT-0508 is intended to treat solid tumors that overexpress HER2, a protein that is overexpressed on the surface of a variety of solid tumors, including breast cancer, gastric cancer, esophageal cancer, salivary gland cancer, and numerous others. We have completed enrollment of the first group of patients in a Phase 1 clinical trial of CT-0508, with nine patients having been successfully dosed. In November 2022, we presented preliminary clinical results from the first group of patients. CT-0508 was successfully manufactured using macrophages obtained from heavily pre-treated, advanced solid tumor patients and has shown high CAR expression, viability, and purity. In addition, CT-0508 has been generally well-tolerated after infusion with no dose-limiting toxicities reported to date from the nine patients enrolled in the first group. While the results from this early clinical trial data are both preliminary and limited, we believe the results indicate that CT-0508 can be detected within the tumor microenvironment, or TME, lead to remodeling and activation of the TME, and potentially induce anti-tumor adaptive immunity. We anticipate providing multiple clinical data updates over the next 18 months. In the combination setting, we have observed the synergistic potential of CT-0508 with a PD1 blocking T-cell checkpoint inhibitor in pre-clinical models, enabling a combination trial with pembrolizumab. We submitted a clinical protocol amendment to the FDA in September 2022 to allow us to treat patients with the co-administration of CT-0508 and pembrolizumab. The FDA has granted “Fast Track” status to CT-0508 for the treatment of patients with HER2 overexpressing solid tumors and we plan to prioritize development for this indication.

Beyond CT-0508, we have a broad pipeline of cell therapy assets in various stages of pre-clinical development. In addition to the development of ex vivo CAR-M cell therapies, we are also developing in vivo CAR-M gene therapies, wherein immune cells are directly engineered within the patient’s body. To advance our in vivo CAR-M therapeutics, we established a strategic collaboration with Moderna TX Inc., or Moderna, focused on the development and potential commercialization of up to 12 product candidates, of which four have already been nominated. In collaboration with Moderna, we have established an approach that uses Moderna’s LNP/mRNA technology, together with our CAR-M platform technology, to create novel in vivo oncology gene therapies. We believe this approach has the potential to enable a series of off-the-shelf product candidates to target a patient’s own myeloid cells against cancer cells directly within their body. As part of the agreement with Moderna, we received a $45.0 million up-front cash payment and an investment by Moderna in the form of a $35.0 million convertible note, in addition to future research funding and the opportunity for milestone payments and royalties.

Through our robust internal discovery engine, we are building upon our platform to enhance and expand the utility of macrophage cell and gene therapies, leading to the creation of multiple product candidates with the potential to treat cancer and other serious diseases. By replacing the targeting domain of the CAR, we can reprogram the target antigen specificity of the CAR-M cell product and develop candidates against a range of cancer indications and therapeutic areas beyond oncology. As a result, we believe the flexibility of our macrophage and monocyte cell engineering platform will allow us to generate new product candidates suitable for clinical development in a cost-efficient manner to expand our pipeline. In addition to acting as a first line of defense in the innate immune system, macrophages are found in all tissues in the body where they serve key regulatory functions such as wound healing, termination of immune responses and tissue regeneration. Using our macrophage and monocyte ex vivo and in vivo engineering platform, we are pursuing early research and development of multiple assets for the potential treatment of diseases beyond oncology, including liver fibrosis, neurodegeneration, and other immunologic and inflammatory diseases.

By investing in early platform research and accessing key enabling technologies, we are enhancing and expanding our platform capabilities and reinforcing our leadership position in the engineered macrophage field. We have developed proprietary CAR-M platform enhancements directed toward key product parameters that are important for efficacy, safety and patient access to our CAR-M therapies. We plan to apply these technology enhancements to future CAR-M product candidates.

We were formed as Carma Therapeutics LLC, a Pennsylvania limited liability company, in April 2016 and converted to a Delaware corporation in May 2017. To date, we have not yet commercialized any products or generated any revenue from product sales and have financed our operations primarily with proceeds from sales of our preferred stock, proceeds from our collaboration with Moderna, research tax credits, convertible debt financing, closing of pre-closing financing, and completion of the merger. Our operations to date have been limited to organizing and staffing the company, business planning, capital raising, establishing and maintaining our intellectual property portfolio, building our pipeline of product candidates, conducting drug discovery activities, undertaking pre-clinical studies, manufacturing process development studies, conducting early-stage clinical trials, and providing general and administrative support for these operations. We have devoted substantially all of our financial resources and efforts to pursuing discovery, research and development of our product candidates. We only recently initiated clinical development of our lead product candidate, CT-0508, and are in the pre-clinical testing stages for our other product candidates.

Our net losses were $61.2 million for the year ended December 31, 2022 and $40.8 million for the year ended December 31, 2021. As of December 31, 2022, we had $52.0 million in cash, cash equivalents and marketable securities and an accumulated deficit of $158.2 million. We expect to devote substantial financial resources to our ongoing and planned activities, particularly as we conduct our ongoing clinical trial of CT-0508 and pursue related combination strategies, prepare for, initiate and conduct our planned clinical trials of CT-1119 and CT-0525 and advance our discovery programs and continues our product development efforts. In addition, if we obtain marketing approval for CT-0508 or any other product candidate we are developing or develops in the future, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution. Furthermore, upon the closing of the merger, we expect to incur additional costs associated with operating as a public company.

On March 7, 2023, immediately prior to the consummation of the merger with Sesen Bio, Inc. (Sesen Bio), a publicly traded life science company, we sold 1,964,101 shares of our common stock at $15.60 per share and received gross proceeds of $30.6 million. At the closing of the merger, after taking into account shares of our common stock purchased in connection with the pre-closing financing and the conversion of our $35.0 million outstanding convertible note, Sesen Bio issued an aggregate of approximately 29,880,394 shares of our common stock to our stockholders (including 5,059,338 shares issued to the holder of the convertible note in accordance with the Convertible Note Conversion Agreement, dated as of September 20, 2022), based on an exchange ratio set forth in the Agreement and Plan of Merger and Reorganization, dated as of September 20, 2022 and as subsequently amended, resulting in approximately 40,254,666 shares of common stock being issued and outstanding immediately following the effective time of the merger. Sesen Bio had $74.7 million in cash, cash equivalents and marketable securities at the time of the merger. As a result of the merger, our cash, cash equivalents and marketable securities increased by $105.3 million.

We will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital or obtain adequate funds when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our discovery and product development programs or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves. In addition, attempting to secure additional financing may divert the time and attention of our management from day-to-day activities and distract from our discovery and product development efforts.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand business, maintain discovery and product development efforts, diversify our pipeline of product candidates or even continue operations.

Moderna Collaboration and License Agreement

In January 2022, we entered into the Moderna Collaboration Agreement, which provides for a broad strategic partnership with Moderna to discover, develop and commercialize in vivo engineered CAR-M therapeutics for up to 12 oncology programs. Under the Moderna Collaboration Agreement, the parties initiate research programs during a research term, focused on the discovery and research of products directed to biological targets. Either party may nominate a target for inclusion in a research program, subject to certain exclusions. We refer to a target included in a research program pursuant to designated procedures as a research target. Moderna may replace research targets pursuant to designated procedures. Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases and auto-immune diseases. The first four research targets have been nominated and all programs are currently in the discovery phase at Carisma.

In collaboration with Moderna, we have established an approach that uses Moderna’s LNP/mRNA technology, together with our CAR-M platform technology, to create novel in vivo oncology gene therapies. We believe this approach has the potential to enable a series of off-the-shelf product candidates to target a patient’s own myeloid cells against cancer cells directly within their body.

The collaboration is managed by a joint steering committee, or JSC, which is comprised of representatives from us and Moderna. Decisions of the JSC are made by consensus, with each party having one vote. If the JSC is unable to agree, and the parties’ executives are not able to resolve the dispute, then Moderna has final decision-making authority, subject to specified limitations.

Under the terms of the Moderna Collaboration Agreement, we received a $45.0 million up-front cash payment. Assuming Moderna develops and commercializes 12 products, each directed to a different development target, we are also eligible to receive up to between $247.0 million and $253.0 million per product in development target designation, development, regulatory and commercial milestone payments. In addition, we are eligible to receive mid to high single digit tiered royalties on net sales of any products that are commercialized under the agreement, which may be subject to reductions. Moderna has also agreed to cover the cost of certain milestone payments and royalties we owe to a licensor under one of our intellectual property in-license agreements that we are sublicensing to Moderna under the Moderna Collaboration Agreement, which royalties Moderna may deduct in part from any royalties owed to us.

Impact of the COVID-19 Pandemic

We are carefully monitoring the COVID-19 pandemic which continues to evolve worldwide. The continued spread of COVID-19 and the measures taken by governmental authorities, and any future epidemic disease outbreaks, could cause difficulties recruiting or retaining patients for our clinical trials, disrupt the supply chain and the manufacture or shipment of pre-clinical materials, delay, limit or prevent our employees and third parties from continuing research and development activities which could delay our pre-clinical studies, and increase our development costs and/or have a material adverse effect on our business, financial condition and results of operations. The effect of the COVID-19 pandemic on our development timelines is difficult to assess or predict. The future impact of the COVID-19 pandemic on our industry, the healthcare system and our current and future operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted with confidence.

Financial Operations Overview

Revenues

To date, we have not generated any revenue from product sales and does not expect to generate any revenue from the sale of products for the foreseeable future. Our revenues to date have been generated from the Moderna Collaboration Agreement. Moderna reimburses us for all costs incurred by it in connection with its research and development activities under the Moderna Collaboration Agreement plus a reasonable margin for the respective services performed. We expect that our revenue for at least the next several years will be derived primarily from Moderna Collaboration Agreement, other current collaboration agreements and any additional collaborations that we may enter into in the future. To date, we have not received any royalties under the Moderna Collaboration Agreement.

Research and development expense

Research and development expenses consist primarily of costs incurred for our research activities, including discovery efforts and the development of product candidates, and include:

•	expenses incurred to conduct the necessary pre-clinical studies and clinical trials required to obtain regulatory approval;

•	salaries, benefits and other related costs, including stock-based compensation expense, for personnel engaged in research and development functions;

•	costs of funding research performed by third parties, including pursuant to agreements with CROs, as well as investigative sites and consultants that conduct our pre-clinical studies and clinical trials;

•	expenses incurred under agreements with CMOs, including manufacturing scale-up expenses and the cost of acquiring and manufacturing pre-clinical study and clinical trial materials;

•	costs of outside consultants, including their fees, stock-based compensation and related travel expenses;

•	the costs of laboratory supplies and acquiring materials for pre-clinical studies;

•	facility-related expenses, which include direct depreciation costs of equipment and expenses for rent and maintenance of facilities and other operating costs; and

•	third-party licensing fees.

Research and development activities are central to our business model. Product candidates in later stages of clinical development will generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect our research and development expenses to increase significantly over the next several years as we increase personnel costs, including stock-based compensation, conduct ongoing and planned clinical trials for CT-0508, conduct research and development activities under the Moderna Collaboration Agreement and conduct other clinical and pre-clinical activities for other product candidates and prepare regulatory filings for any of our product candidates.

The successful development of our current or future product candidates is highly uncertain. At this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidates. The success of CT-0508 and our other product candidates will depend on several factors, including the following:

•	successfully completing pre-clinical studies;

•	successfully initiating future clinical trials;

•	successfully enrolling patients in and completing clinical trials;

•	scaling up manufacturing processes and capabilities to support clinical trials of CT-0508 and any other product candidate;

•	applying for and receiving marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining intellectual property protection and regulatory exclusivity for CT-0508 and any other product candidates it is developing or may develop in the future;

•	making arrangements with third-party manufacturers, or establishing commercial manufacturing capabilities, for both clinical and commercial supplies of our product candidates;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	acceptance of CT-0508 and any other product candidates, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining coverage, adequate pricing and adequate reimbursement from third-party payors, including government payors;

•	maintaining, enforcing, defending and protecting our rights in our intellectual property portfolio;

•	not infringing, misappropriating or otherwise violating others’ intellectual property or proprietary rights; and

•	maintaining a continued acceptable safety profile of our products following receipt of any marketing approvals.

A change in the outcome of any of these variables with respect to the development, manufacture or commercialization activities of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive, if there are safety concerns or if we determine that the observed safety or efficacy profile would not be competitive in the marketplace, we could be required to expend significant additional financial resources and time on the completion of clinical development. Product commercialization will take several years, and we expect to spend a significant amount in development costs.

General and administrative expense

General and administrative expense consists primarily of personnel expenses, including salaries, benefits and stock-based compensation expense for employees in executive, finance, accounting, business development and human resource functions. General and administrative expense also includes corporate facility costs, including rent, utilities, depreciation and maintenance, and costs not otherwise included in research and development expense, legal fees related to intellectual property and corporate matters as well as fees for accounting and consulting services.

We expect that our general and administrative expense will increase in the future to support our continued research and development activities, potential commercialization efforts and increased costs of operating as a public company. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, lawyers and accountants, among other expenses. Increased costs associated with being a public company will also include expenses related to services associated with maintaining compliance with the requirements of Nasdaq and the SEC, insurance and investor relations costs. If any of our current or future product candidates obtains marketing approval, we expect that we would incur significantly increased expenses associated with sales and marketing efforts.

Interest expense

Interest expense consists of interest on our convertible note that was entered into concurrently with the Moderna Collaboration Agreement including non-cash interest expense associated with the amortization of the debt discount.

Change in fair value of derivative liability

Change in fair value of the derivative liability for the redemption feature of our convertible note reflects the non-cash charge for changes in the fair value of the derivative liability that is subject to re-measurement at each balance sheet date until our obligations under the convertible note are satisfied. As the convertible note converted into shares of Sesen Bio common stock upon closing of the merger, the redemption feature will be derecognized in the subsequent period.

Income tax provision

Since inception, we have incurred significant net losses. As of December 31, 2022, we had net operating loss carryforwards, or NOLs, for federal income tax purposes of $94.2 million. We have provided a valuation allowance against the full amount of our deferred tax assets since, in our opinion, based upon our historical and anticipated future losses, it is more likely than not that the benefits will not be realized. As of December 31, 2022, we remained in a full valuation allowance position.

The utilization of our NOLs may be subject to a substantial annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Code, respectively, as well as similar state provisions. We have recorded a valuation allowance on all of our deferred tax assets, including deferred tax assets related to NOLs.

Results of Operations

Comparison of the Years Ended December 31, 2022 and 2021

	Year Ended December 31,
	2022	2021
Collaboration revenues	$9,834	$—
Operating expenses:
Research and development	56,618	34,387
General and administrative	9,378	6,407
Total operating expenses	65,996	40,794
Operating loss	(56,162)	(40,794)
Change in fair value of derivative liability	(1,919)	—
Interest (expense) income, net	(3,145)	10
Net loss	$(61,226)	$(40,784)

Collaboration Revenues

Collaboration revenues were $9.8 million for the year ended December 31, 2022, which related to the research and development activities completed under the Moderna Collaboration Agreement that we executed in January 2022.

Research and Development Expenses

We track outsourced development, outsourced personnel costs and other external research and development costs of our CT-0508 program. We do not track internal research and development costs on a program-by-program basis. The following table summarizes our research and development expenses for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
CT-0508	$12,654	$10,570
Personnel costs, including stock-based compensation	16,233	8,490
Other clinical and pre-clinical development expenses	4,913	5,035
Facilities and other expenses	22,818	10,292
Total research and development expense	$56,618	$34,387

Research and development expenses for the year ended December 31, 2022 were $56.6 million, compared to $34.4 million for the year ended December 31, 2021. The increase of $22.2 million was primarily due to an increase in our personnel costs of $7.7 million resulting from growth in research and development employee headcount and a $12.5 million increase of facilities and other expenses from increased lab spaces and lab supplies from expanded clinical and pre-clinical work. We also had a $2.1 million increase in direct costs associated with CT-0508.

General and Administrative Expense

The following table summarizes our general and administrative expenses for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Personnel costs, including stock-based compensation	$2,938	$2,446
Legal and professional fees	4,349	2,321
Facilities and supplies	601	869
Other expenses	1,490	771
Total general and administrative expense	$9,378	$6,407

General and administrative expenses for the year ended December 31, 2022 were $9.4 million, compared to $6.4 million for the year ended December 31, 2021. The increase of $3.0 million was primarily attributable to a $2.0 million increase in legal and professional fees in support of our patent portfolio and expanding infrastructure in preparation to operate as a public company as well as a $0.7 million increase in other expenses due to an increase in public relation expenditures, and a $0.5 million increase in personnel costs as a result of an increase in hiring personnel.

Interest (Expense) Income, net

We recognized $3.1 million in interest (expense) income, net for the year ended December 31, 2022, which was attributable primarily to interest expense on the outstanding principal balance associated with the convertible note issued to Moderna in January 2022 including non-cash interest expense associated with the amortization of the debt discount partially offset by interest income of $0.7 million.

Change in Fair Value of Derivative Liability

We recognized a $1.9 million non-cash charge for the increase in fair value of the derivative liability associated with the redemption feature of the convertible note with Moderna. The increase was attributable to the timing in which we estimate a settlement event for the derivative to occur and interest accrued during the year which is also subject to conversion.

Liquidity and Capital Resources

Sources of Liquidity

As of December 31, 2022, we had $52.0 million in cash, cash equivalents and marketable securities and an accumulated deficit of $158.2 million. In March 2023, we received $105.3 million from the closing of the merger and pre-closing financing. To date, we have not yet commercialized any products or generated any revenue from product sales and have financed operations primarily with proceeds from sales of preferred stock, proceeds from our collaboration with Moderna, research tax credits and convertible debt financing. Between June 2018 and December 2021, we have sold convertible preferred stock, raising aggregate gross proceeds of $122.2 million. In January 2022, we received $80.0 million from Moderna comprised of an upfront non-refundable payment of $45.0 million in connection with the Moderna Collaboration Agreement and $35.0 million in connection with the convertible note. Upon the closing of the merger, the convertible note and accrued interest were automatically converted into Sesen Bio common stock.

Cash Flows

The following table shows a summary of our cash flows for the years ended December 31, 2022 and 2021 (in thousands):

	Year Ended December 31,
	2022	2021
Cash provided by (used in)
Operating activities	$(5,116)	$(37,328)
Investing activities	(32,560)	(1,871)
Financing activities	33,319	15,962
Net change in cash and cash equivalents	$(4,357)	$(23,237)

Cash Flows from Operating Activities

During the year ended December 31, 2022, we used $5.1 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $61.2 million that was offset by $10.9 million of non-cash charges related to depreciation and amortization expense, stock-based compensation, reductions in the operating right of use, or ROU, assets, amortization of the debt discount on the convertible note, change in fair value of the derivative liability, and non-cash interest on the finance liability from the failed sale-leaseback and the accretion on marketable securities and a $45.2 million net change in our operating assets and liabilities, which was primarily attributable to the upfront non-refundable payment received from Moderna pursuant to the Moderna Collaboration Agreement.

During the year ended December 31, 2021, we used $37.3 million of net cash in operating activities. Cash used in operating activities reflected our net loss of $40.8 million that was offset by $2.0 million of non-cash charges related to depreciation and amortization expense, stock-based compensation and reductions in the operating ROU assets and a $1.5 million net change in our operating assets and liabilities attributable to the timing in which we pay our vendors for research and development activities.

Cash Flows from Investing Activities

During the year ended December 31, 2022, we used $32.6 million of net cash in investing activities. Cash used in investing activities reflected purchases of marketable securities of $90.9 million and the purchase of property and equipment of $4.7 million, offset by $63.0 million of proceeds from the sale of marketable securities.

During the year ended December 31, 2021, we used $1.9 million for the purchase of property and equipment.

Cash Flows from Financing Activities

During the year ended December 31, 2022, we received $33.3 million of net cash from financing activities, primarily attributable to the $35.0 million in proceeds from the convertible note and $1.6 million in proceeds from the failed sale-leaseback arrangement, partially offset by $2.5 million in payments made on deferred financing costs and $0.9 million in payments made on financing leases.

During the year ended December 31, 2021, we received $16.0 million of net cash from financing activities, primarily attributable to the net proceeds from the sale of our Series B convertible preferred stock.

Funding Requirements

We expect to devote substantial financial resources to our ongoing and planned activities, particularly as we conduct our ongoing clinical trial of CT-0508 and pursue related combination strategies, prepares for, initiate and conduct our planned clinical trials of CT-1119 and CT-0729 and advance our discovery programs and continue our product development efforts.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our pre-clinical activities and clinical trials. In addition, if we obtain marketing approval for CT-0508 or any other product candidate we are developing or develop in the future, we expect to incur significant commercialization expenses related to product manufacturing, sales, marketing and distribution. In addition, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital or obtain adequate funds when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our discovery and product development programs or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourself. In addition, attempting to secure additional financing may divert the time and attention of our management from day-to-day activities and distract us from discovery and product development efforts.

Our future capital requirements will depend on many factors, including:

•	the progress, costs and results of our ongoing clinical trial of CT-0508 and other planned and future clinical trials;

•	the scope, progress, costs and results of pre-clinical testing and clinical trials of CT-0508 for additional combinations, targets and indications;

•	the number of and development requirements for additional indications for CT-0508 or for any other product candidates;

•	the success of our collaborations with Moderna or others;

•	our ability to scale up our manufacturing processes and capabilities to support clinical trials of CT-0508 and other product candidates we are developing and develops in the future;

•	the costs, timing and outcome of regulatory review of CT-0508 and other product candidates we re developing and may develop in the future;

•	potential changes in the regulatory environment and enforcement rules;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such arrangements;

•	the payment of license fees and other costs of our technology license arrangements;

•	the costs and timing of future commercialization activities, including product manufacturing, sales, marketing and distribution, for CT-0508 and other product candidates we are developing and may develop in the future for which we may receive marketing approval;

•	our ability to obtain and maintain acceptance of any approved products by patients, the medical community and third-party payors;

•	the amount and timing of revenue, if any, received from commercial sales of CT-0508 and any other product candidates we are developing or develop in the future for which we receive marketing approval;

•	potential changes in pharmaceutical pricing and reimbursement infrastructure;

•	the availability of raw materials for use in production of our product candidates;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property and proprietary rights and defending any intellectual property-related claims; and

•	the extent to which we in-license or acquire additional technologies or product candidates.

We believe that our cash, cash equivalents and marketable securities of $52.0 million as of December 31, 2022 and net cash of $105.3 million from completion of the merger and pre-closing financing will be sufficient to sustain our operating expenses and capital expenditure requirements at least through the end of 2024. However, we have based this estimate on assumptions that may prove to be wrong, and our operating plan may change as a result of many factors currently unknown to us. In addition, changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. As a result, we could deplete our capital resources sooner than we currently expect. In addition, because the successful development of CT-0508, CT-1119, CT-0525 and any combination studies or other product candidates that we pursue is highly uncertain, at this time we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of any product candidate.

We currently anticipate that we will use the expected cash balances of the company as of the closing of the merger resulting from the net cash expected to be provided by Sesen Bio upon completion of the merger, together with our existing cash resources and the expected gross proceeds from our pre-closing financing, as follows:

•	approximately $44.0 million to $55.0 million for the advancement of CT-0508 for treatment of solid tumors that overexpress HER2, including completion of our ongoing Phase 1 clinical trial and related combination studies, which we expect to report clinical data for in the second half of 2023;

•	approximately $28.0 million to $35.0 million for the advancement of CT-0525 for treatment of solid tumors that overexpress HER2, including submission of an IND to the FDA in the second half of 2023 and the initiation of clinical development shortly thereafter; and

•	the remainder for preclinical studies for research stage programs, working capital and other general corporate purposes.

This expected use of anticipated funds represents our intentions based upon our current plans and business conditions. The amounts and timing of the actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts, the status of and results from clinical trials and preclinical studies, the timing of regulatory submissions, as well as any collaborations that we may enter into with third parties for our product candidates, and any unforeseen cash needs. As a result, we will retain broad discretion over the allocation of the funds available to us.

We estimate that such funds will be sufficient to enable us to complete our ongoing Phase 1 clinical trial of CT-0508 and the related sub study evaluating the combination of CT-0508 and pembrolizumab, and initiate a Phase 1 clinical trial of CT-0525 following submission of an IND to the FDA. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect.

Identifying potential product candidates and conducting pre-clinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. We will not generate commercial revenues unless and until we can achieve sales of products, which we do not anticipate for a number of years, if at all. Accordingly, we will need to obtain substantial additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all, and may be impacted by the economic climate and market conditions. For example, market volatility resulting from the COVID-19 pandemic, any other future infectious diseases, epidemics or pandemics or general U.S. or global economic or market conditions could also adversely impact our ability to access capital as and when needed. Alternatively, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans.

Until such time, if ever, we can generate substantial revenues from product sales, we expect to finance our cash needs through a combination of public and private equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that adversely affect your rights as a holder of our common stock. Debt financing and preferred equity financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our operations and ability to take specific actions, such as incurring additional debt, making acquisitions, engaging in acquisition, merger or collaboration transactions, selling or licensing our assets, making capital expenditures, redeeming our stock, making certain investments, declaring dividends or other operating restrictions that could adversely impact our ability to conduct business.

If we raise funds through additional collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, discovery programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourself, any of which may have a material adverse effect on our business, operating results and prospects. If we are unable to raise capital or obtain adequate funds when needed or on acceptable terms, we may be required to delay, limit, reduce or terminate our discovery and product development programs or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourself.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments at December 31, 2022 (in thousands):

	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Contractual obligations:
Operating lease commitments(1)	$4,999	$3,685	$658	$473	$183
Finance lease commitments	2,239	1,300	939	-	-
Convertible promissory note(2)	37,568	37,568	-	-	-
Total contractual obligations	$44,806	$42,553	$1,597	$473	$183

(1)	Reflects obligations pursuant to our office and laboratory leases in Philadelphia, Pennsylvania.
(2)	Reflects principal and interest payments pursuant to the convertible note issued to Moderna in January 2022. The convertible note and accrued interest was automatically converted into shares of Sesen Bio common stock upon the closing of the merger.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. Our contracts with CMOs, CROs and other third parties for the manufacture of our product candidates and to support pre-clinical research studies and clinical testing are generally cancelable by us upon prior notice and do not contain any minimum purchase commitments. Payments due upon cancellation consisting only of payments for services provided or expenses incurred, including noncancelable obligations of our service providers, up to the date of cancellation are not included in the table above as the amount and timing of such payments are not known.

The table above does not include any potential milestone or royalty payments that we may be required to make under license agreement with Penn and under licensing agreements with other third parties not considered material. We excluded these milestone and royalty payments given that the timing and likelihood of any such payments cannot be reasonably estimated at this time.

University of Pennsylvania License

In November 2017, we entered into a license agreement with Penn for certain intellectual property licenses, which was amended in February 2018, January 2019, March 2020 and June 2021. We are responsible for paying Penn an annual license maintenance fee in the low tens of thousands of dollars, payable until our first payment of a royalty. We are required to pay Penn up to $10.9 million per product in development and regulatory milestone payments, up to $30.0 million per product in commercial milestone payments, and up to an additional $1.7 million in development and regulatory milestone payments for the first CAR-M product directed to mesothelin. While the agreement remains in effect, we are required to pay Penn low to mid-single digit percentage tiered royalties on annual net sales of licensed products, which may be subject to reductions. Penn is guaranteed a minimum royalty payment amount in the low hundreds of thousands of dollars for each year after the first commercial sale of a licensed product. We must also pay Penn a percentage in the mid-single digits to low double digits of certain types of income we receive from sublicensees. In addition, we are required to pay Penn an annual alliance management fee in the low tens of thousands of dollars, ending after several years, unless we provide funding to Penn for research and development activities that extend beyond a specified date, in which case we will continue to owe the alliance management fee for each year in which we continue to fund such activities. We also paid Penn an upfront fee in the low hundreds of thousands of dollars for the license to the patents related to the mesothelin binder that is incorporated into the CAR design for our mesothelin product candidate. We are responsible for a pro rata share of costs relating to the prosecution and maintenance of the licensed patents.

Critical Accounting Policies

Our management’s discussion and analysis of financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of the consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to the fair value of common stock, the derivative liability, stock-based compensation assumptions, the estimated useful lives of property and equipment and accrued research and development expenses. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 of our consolidated financial statements which is filed as Exhibit 99.4 to our Current Report on this Form 8-K/A, we believe the following accounting policies are the most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenues from Contracts

We account for our revenue in accordance with Accounting Standards Codification, or ASC, 606, Revenue from Contracts with Customers, or ASC 606. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the entity performs the following five steps at inception of the agreement or upon material modification of the agreement: (i) identifies the contract(s) with a customer; (ii) identifies the performance obligations in the contract; (iii) determines the transaction price, including variable consideration, if any; (iv) allocates the transaction price to the performance obligations in the contract; and (v) recognizes revenue when (or as) the entity satisfies a performance obligation.

We consider the pattern of satisfaction of the performance obligations under step (v) above to be a critical accounting estimate. More specifically, the determination of the level of achievement of research and development service performance obligations, whose pattern of satisfaction is measured using costs incurred to date as compared to total costs incurred and expected to be incurred in the future is driven by a critical accounting estimate.

In estimating the costs expected to be incurred in the future, we use our most recent budget and long-range plan, adjusted for any pertinent information. While this is our best estimate as of the reporting period, costs expected to be incurred in the future require management’s judgment as the scope and timing of research and development activities may change significantly over time. We may adjust the scope of our research and development activities based on several factors, such as additional work needed to support advancement of product candidate or change in the number of patients in trials. Further, research and development services may no longer be within the scope of a collaboration agreement, as has been the case with certain of our programs. The timing of when research and development costs are expected to be incurred may change as a result of external factors, such as delays caused by manufacturing or supply chain, or difficulty in enrolling patients; or internal factors, such as prioritization of programs. Our estimate of the scope and timing of research and development services performed relative to the actual scope and timing may have a significant impact on revenue recognition.

Research and Development Accruals

Research and development expenses consist primarily of costs incurred in connection with the development of our product candidates. We expense research and development costs as incurred.

We accrue expenses for pre-clinical studies and activities performed by third parties based upon estimates of the proportion of work completed over the term of the individual trial and patient enrollment rates in accordance with agreements with third parties. We determine the estimates by reviewing contracts, vendor agreements and purchase orders, and through discussions with our internal clinical personnel and external service providers as to the progress or stage of completion of activities or services and the agreed-upon fee to be paid for such services. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including our clinical development plan.

We make estimates of our accrued expenses as of each balance sheet date in our consolidated financial statements based on facts and circumstances known at that time. If the actual timing of the performance of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. Non-refundable advance payments for goods and services, including fees for process development or manufacturing and distribution of pre-clinical supplies that will be used in future research and development activities, are deferred and recognized as expense in the period that the related goods are consumed or services are performed.

Milestone payments within our licensing and collaboration arrangements are recognized when achievement of the milestone is deemed probable to occur. To the extent products are commercialized and future economic benefit has been established, commercial milestones that become probable are capitalized and amortized over the estimated remaining useful life of the intellectual property. In addition, we accrue royalty expense and sublicense non-royalty payments, as applicable, for the amount we are obligated to pay, with adjustments as sales are made.

Stock-Based Compensation

We measure compensation expense for all stock-based awards based on the estimated fair value of the award on the grant date. We use the Black-Scholes option pricing model to value our stock option awards. We recognize compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. We have not issued awards where vesting is subject to a market or performance condition.

The Black-Scholes option pricing model requires the use of subjective assumptions that include the expected stock price volatility and the fair value of the underlying common stock on the date of grant. See Note 9 to our audited consolidated financial statements which is filed as Exhibit 99.4 to our Current Report on this Form 8-K/A for information concerning certain of the specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted during the years ended December 31, 2022 and 2021.

Estimating the fair value of common stock

We are required to estimate the fair value of our common stock underlying our stock-based awards. Because our common stock is not currently publicly traded, the fair value of our common stock has been estimated on each grant date by our board of directors, with input from management, considering our most recently available third-party valuation of our common stock.

Our board of directors considered various objective and subjective factors to estimate the estimated fair value of our common stock, including:

•	the estimated value of all classes of securities outstanding;

•	the anticipated capital structure that will directly impact the value of the currently outstanding securities;

•	Our results of operations and financial position;

•	the status of our research and development efforts;

•	the composition of, and changes to, our management team and the board of directors;

•	the lack of liquidity of our common stock as a private company;

•	Our stage of development and business strategy and the material risks related to our business and industry;

•	external market conditions affecting the life sciences and biotechnology industry sectors;

•	the likelihood of achieving a liquidity event for the holders of our common stock, such as an initial public offering, or a sale of the company, given the prevailing market conditions; and

•	the market value and volatility of comparable companies.

In estimating the fair value of our common stock, the board of directors considered the subjective factors discussed above in conjunction with the most recent valuations of our common stock that were prepared by an independent third party. The independent valuation prepared as of February 28, 2022 was utilized by the board of directors when estimating the fair value of our common stock for the awards granted in 2022. The independent valuation prepared as of April 1, 2021 was utilized by the board of directors when estimating the fair value of our common stock for the awards granted after such date and through December 31, 2021. These third-party valuations resulted in an estimated fair value of our common stock of $2.68 and $2.77 per share as of February 28, 2022 and April 1, 2021, respectively.

Redemption feature

The redemption feature of the convertible note with Moderna is marked-to-market each reporting period with the changes in fair value recorded to other expense in the consolidated statements of operations until the obligations under the convertible note are satisfied. The fair value of the redemption feature of the convertible note is estimated by using a discounted cash flow method in conjunction with assuming the probability of completing a qualified financing. During the year ended December 31, 2022, the discount factor used was 12% and a 90% to 100% probability of completing a qualified financing prior to the maturity date of the convertible note was assumed. At December 31, 2022, the estimated time of conversion was three months.

Recent Accounting Pronouncements

See Note 3 to our consolidated financial statements which is filed as Exhibit 99.4 to our Current Report on this Form 8-K/A for a description of recent accounting pronouncements applicable to our consolidated financial statements.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in off-balance sheet financing arrangements. In addition, we do not engage in trading activities involving non-exchange traded contracts. We therefore believe that we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate sensitivities. Our interest-earning assets consist of cash, cash equivalents and marketable securities. Interest income earned on these assets was $0.7 million and $9,653 for the years ended December 31, 2022 and 2021.